Exhibit 10.36

CIT Group Inc.
Long-Term Incentive Plan
Performance Share Unit Award Agreement

Effective as of the “Date of Award” (as such term is defined in the “Award Summary” that was delivered to the Participant by the Company), this Award Agreement sets forth the grant of performance-based Restricted Stock Units (“Performance Share Units” or “PSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named in the Award Summary, pursuant to the provisions of the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”). This Award Agreement memorializes the terms and conditions as approved by the Compensation Committee of the Board (the “Committee”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of Performance Share Units. The Company hereby grants to the Participant the “Target Number of PSUs” as set forth in the Award Summary, effective as of the Date of Award and subject to the terms and conditions of the Plan and this Award Agreement. Each PSU represents the unsecured right to receive a number of Shares, if any, in accordance with the terms and conditions of this Award Agreement. The Participant shall not be required to pay any additional consideration for the issuance of the Shares, if any, upon settlement of the PSUs.

(B)	Vesting and Settlement of PSUs.

(1)	Except as otherwise provided in Section (C) or (D) below, the final number of Shares actually awarded to the Participant with respect to the Target Number of PSUs granted, if any, (the “Awarded Shares”) shall be based on the attainment of specified levels of the “Performance Measures” (each as defined and set forth in Exhibit A) that have been achieved during the “Performance Period” (as defined and set forth in Exhibit A).

(2)	Except as otherwise provided in Section (C) or (D) below, subject to the Participant’s continued employment with the Company and/or its Affiliates (the “Company Group”) from the Date of Award until the last day of the Performance Period (the “Final Performance Date”) and compliance with, and subject to, the terms and conditions of this Award Agreement, as soon as administratively practicable following the Final Performance Date but subject to Section (B)(3) below, the Committee shall certify the level of Performance Measures attained (the “Determination Date”). The Participant’s Awarded Shares, if any, shall be determined as of the Determination Date in accordance with the terms and conditions set forth in Exhibit A.

(3)	Except as otherwise provided in Section (C)(1), (C)(2) or (D) below, the Awarded Shares, if any, shall be delivered to the Participant within thirty (30) days following the Determination Date, but in no event later than March 15, 2015 (the “Settlement Date”).

(4)	The Awarded Shares delivered to the Participant on the Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1), (C)(2) or (D) below, if applicable) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.

(5)	If, after the Date of Award and prior to the Determination Date (or such other date Awarded Shares are settled in accordance with Section (C)(1), (C)(2) or (D) below, if applicable) (the “Dividend Equivalent Period”), dividends with respect to the Awarded Shares are declared or paid by the Company, the Participant shall be credited with, and entitled to receive, dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during the Dividend Equivalent Period, multiplied by the number of Awarded Shares. Unless otherwise determined by the Committee, dividend equivalents paid in cash shall not be reinvested in Shares and shall remain uninvested. The dividend equivalents credited in respect of the Awarded Shares shall be paid in cash or Shares, as applicable, on the Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1), (C)(2) or (D) below, if applicable).

(6)	In the sole discretion of the Committee and notwithstanding any other provision of this Award Agreement to the contrary, in lieu of the delivery of the Awarded Shares, the PSUs and any dividend equivalents payable in Shares, may be settled through a payment in cash equal to the Fair Market Value of the applicable number of the Awarded Shares, determined on (i) the Determination Date; (ii) the Final Performance Date if settlement is in accordance with Section (C)(2), (D)(1), (D)(2) or (D)(3) below; or (iii) in the case of settlement in accordance with Section (C)(1), (D)(4) or (D)(5) below, the date of the Participant’s “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A (as defined below)) or the date of Disability, as applicable. Settlement under this Section (B)(6) shall be made at the time specified under Section (B)(3), (B)(5), (C) or (D), as applicable.

(C)	Separation from Service.

(1)	Notwithstanding Section (B) above, if, after the Date of Award and prior to the Final Performance Date, the Participant incurs a Disability (as defined below) or a Separation from Service from the Company Group due to death, the PSUs shall vest immediately and the final number of Awarded Shares awarded to the Participant shall equal the Target Number of PSUs (the “Target Awarded Shares”) and the Participant (or the Participant’s beneficiary or legal representative, if applicable) shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (C)(1) is applicable, then all references to “Awarded Shares” in Sections (B) and (L) shall mean Target Awarded Shares instead. The Target Awarded Shares shall be paid to the Participant (or the Participant’s beneficiary or legal representative, if applicable) within thirty (30) days following the Participant’s Disability or Separation from Service due to death. The Participant (or the Participant’s beneficiary or legal representative, if applicable) shall also be entitled to receive all credited and unpaid dividend equivalents with respect to the Target Awarded Shares and such dividend equivalents shall be payable at the same time such Target Awarded Shares are paid in accordance with this Section (C)(1). “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Participant suffers from such Disability; provided, however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C)(1).

(2)	Notwithstanding Section (B) above and subject to Section (D)(4) below, if prior to the Final Performance Date, the Participant incurs a Separation from Service from the Company Group described in Section 5(a) or 5(d) of the Participant’s employment agreement with the Company, as amended on January 18, 2011 and as amended further from time to time (the “Employment Agreement”), the PSUs shall vest immediately on such Separation from Service and the final number of Awarded Shares awarded to the Participant shall be the Target Awarded Shares and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. The Target Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant (or the Participant’s legal representative, if applicable) following the Final Performance Date, as determined by the Committee in its sole discretion, but in no event later than March 15, 2015, subject to the Participant’s compliance with the obligations referenced in Section (L)(2) below. If this Section (C)(2) is applicable, then all references to “Awarded Shares” in Sections (B) and (L) shall mean Target Awarded Shares instead.

(3)	Notwithstanding Section (B) above and subject to Section (D) below, if, prior to the Final Performance Date, the Participant incurs a Separation from Service due to the Participant’s Retirement (as defined below) and conditioned upon the Participant’s compliance with the obligations referenced in Section (L)(2) below, on the date of such Separation from Service, the Participant’s Target Number of PSUs shall be pro-rated by multiplying the Target Number of PSUs by a fraction, (i) the numerator as the number of full and partial months that have transpired between the first day of the Performance Period and the date of such Separation from Service, rounded up to a whole number, and (ii) the denominator as 36 (the “Pro-Rata Target Number of PSUs”). Calculation and payment of the Awarded Shares, if any, payable to the Participant based on the Pro-Rata Target Number of PSUs (and any credited and unpaid dividend equivalents) shall be made in accordance with Section (B) above and Exhibit A, except the Participant shall no longer be required to be continually employed with the Company Group until the Final Performance Date as provided in Section (B)(2) above.

(4)	“Retirement” is defined as either (i) the Participant’s election to retire upon or after attaining his or her “Normal Retirement Age”; or (ii) the Participant’s election to retire upon (A) completing at least a 10-year “Period of Benefit Service” and (B) having either (1) attained age 55, or (2) incurred an “Eligible Termination” and, at the time of such “Eligible Termination,” having attained age 54. The terms “Normal Retirement Age,” “Period of Benefit Service” and “Eligible Termination” shall have the meaning as defined in the CIT Group Inc. Retirement Plan, effective January 1, 2007, as amended from time to time (the “Retirement Plan”). The definitions of Retirement, Normal Retirement Age, Period of Benefit Service, and Eligible Termination are applicable irrespective of whether the Participant is eligible to participate in the Retirement Plan.

(5)	If, prior to the Final Performance Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in this Section (C) or Section (D) below, the unvested PSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the PSUs including, without limitation, dividend equivalents pursuant to Section (B)(5).

(D)	Change of Control.

(1)	Notwithstanding Section (B) above and subject to this Section (D), if, during the Participant’s employment with the Company Group but prior to the Final Performance Date, a Change of Control occurs, then for purposes of Section (B) above, the Performance Measures shall be deemed to have been satisfied at the “Target Levels” as defined and set forth in Exhibit A and the final number of Shares awarded to the Participant, subject to the Participant’s compliance with the terms and conditions of Section (B)(2) above (including, without limitation, the Participant’s continued employment with the Company Group until the Final Performance Date), shall equal the Target Awarded Shares. The Target Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant following the Final Performance Date, as determined by the Committee in its sole discretion, but in no event later than March 15, 2015, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(1) is applicable, all references to “Awarded Shares” in Sections (B) and (L) shall mean Target Awarded Shares instead.

(2)	Notwithstanding Section (C)(3) and (D)(1) above, if, (i) during the Participant’s employment with the Company Group, but prior to the Final Performance Date, a Change of Control occurs and (ii) the Participant incurs a Separation from Service due to the Participant’s Retirement prior to the Final Performance Date that occurs more than two (2) years following such Change of Control, then the final number of Awarded Shares awarded to the Participant, subject to the Participant’s compliance with the obligations referenced in Section (L)(2) below, shall equal the Pro-Rata Target Number of PSUs attributable to such Separation of Service (the “Pro-Rata Awarded Shares”). The Pro-Rata Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant following the Final Performance Date, as determined by the Committee in its sole discretion, but in no event later than March 15, 2015, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(2) is applicable, all references to “Awarded Shares” in Sections (B), (C)(3) and (L) shall mean Pro-Rata Awarded Shares instead.

(3)	Notwithstanding Section (C)(3) above, if, following the Participant’s Separation from Service due to the Participant’s Retirement, a Change of Control occurs prior to the Final Performance Date, then for purposes of Section (C)(3) above, the Performance Measures shall be deemed to have been satisfied at Target Levels and the final number of Awarded Shares awarded to the Participant, subject to the Participant’s compliance with the obligations referenced in Section (L)(2) below, shall equal the Pro-Rata Awarded Shares. The Pro-Rata Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant following the Final Performance Date, as determined by the Committee in its sole discretion, but in no event later than March 15, 2015, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(3) is applicable, all references to “Awarded Shares” in Sections (B), (C)(3) and (L) shall mean Pro-Rata Awarded Shares instead.

(4)	Notwithstanding Section (C)(2) above, if (i) prior to the Final Performance Date, a Change of Control occurs and (ii) within two years following such Change of Control, the Participant incurs a Separation from Service described in Section 5(a) or 5(d) of the Employment Agreement, the Target Awarded Shares (and any credited and unpaid dividend equivalents) payable in accordance with Section (C)(2) above shall be settled within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of PSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation.

(5)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if (i) prior to the Final Performance Date, a Change of Control occurs and (ii) within two years following such Change of Control, the Participant incurs a Separation from Service due to the Participant’s Retirement prior to the Final Performance Date, then the final number of Awarded Shares awarded to the Participant, subject to the Participant’s compliance with the obligations referenced in Section (L)(2) below, shall equal the Pro-Rata Awarded Shares, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. The Pro-Rata Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of PSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. If this Section (D)(5) is applicable, all references to “Awarded Shares” in Sections (B) and (L) shall mean Pro-Rata Awarded Shares instead.

(6)	For Sections (B)(2) and (C)(3) above, if a Change of Control occurs on or following the Final Performance Date but prior to the Determination Date, the Awarded Shares (or Pro-Rata Awarded Shares, if applicable), if any, as determined under Section (B)(2) or (C)(3) above based on actual achievement of the Performance Measures in accordance with Exhibit A, shall be delivered to the Participant following the Final Performance Date but no later than March 15, 2015.

(E)	Transferability. The PSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan.

(F)	Incorporation of Plan. The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference unless specifically stated herein. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

(G)	No Entitlements.

(1)	The Plan or the Award Agreement does not confer on the Participant any right or entitlement to receive compensation, including, without limitation, any base salary or incentive compensation, in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan) and do not impact in any way the Company Group’s determination of the amount, if any, of the Participant’s base salary or incentive compensation. This Award of PSUs made under this Award Agreement is completely independent of any other Awards or grants and is made at the sole discretion of the Company. The PSUs do not constitute salary, wages, regular compensation, recurrent compensation, pensionable compensation or contractual compensation for the year of grant or any prior or later years and shall not be included in, nor have any effect on or be deemed earned in any respect, in connection with the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the PSUs are in no way secured, guaranteed or warranted by the Company Group.

(2)	The PSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan or the Award Agreement does not constitute an employment agreement. Nothing in the Plan or the Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.

(3)	Subject to the Employment Agreement or any other applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan or the Award Agreement, the grant of PSUs, nor any action taken or omitted to be taken under the Plan or the Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the Separation from Service provisions set forth in Section (C) or (D), as applicable, only apply to the treatment of the PSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever to the extent such rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, any unvested PSUs that are cancelled or forfeited as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, this Award Agreement or the provisions of any statute or law to taxation. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.

(H)	No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to Shares covered by this Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares on the Settlement Date or as provided in Section (C) or (D) above, if applicable.

(I)	Securities Representation. The grant of the PSUs and issuance of Shares upon vesting of the PSUs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Award Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(1)	He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section (I)(1); and

(2)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(3)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

(J)	Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, postage and fees prepaid, or internationally recognized express mail service, as follows:

If to the Company, to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attention: Senior Vice President, Compensation and Benefits

If to the Participant, to the address on file with the Company Group.

(K)	Transfer of Personal Data. In order to facilitate the administration of this Award, it will be necessary for the Company Group to collect, hold, and process certain personal information about the Participant. As a condition of accepting this Award, the Participant authorizes, agrees and unambiguously consents to the Company Group collecting, using, disclosing, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) for the primary purpose of the Participant’s participation in, and the general administration of, the Plan and to the transmission by the Company Group of any personal data information related to the PSUs awarded under this Award Agreement, as required in connection with the Participant’s participation in the Plan (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization and consent is freely given by the Participant. The Participant acknowledges that he/she has been informed that upon request, the Company will provide the name or title and contact information for an officer or employee of the Company Group who is able to answer questions about the collection, use and disclosure of personal data information.

(1)	The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of this Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current.

(2)	Where the transfer is to a destination outside the country to which the Participant is employed, the Company shall take reasonable steps to ensure that the Participant’s personal data continues to be adequately protected and securely held. By accepting this Award, the Participant acknowledges that personal information about the Participant may be transferred to a country that does not offer the same level of data protection as the country in which the Participant is employed.

(L)	Cancellation; Recoupment; Related Matters.

(1)	In the event of a restatement of the Company’s financial statements with respect to any fiscal year during the Performance Period, the Committee (or its designee) shall review those facts and circumstances underlying the restatement that the Committee (or its designee) determines in its sole discretion as relevant (which may include, without limitation, the Participant’s status and responsibility within the organization, any potential wrongdoing by the Participant and whether the restatement was the result of negligence, intentional or gross misconduct or other conduct detrimental to the Company insofar as it caused material financial or reputational harm to the Company or its business activities), and the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any then unvested PSUs prior to the Determination Date (and the Participant shall forfeit any rights to such unvested and canceled PSUs) or (ii) cancel the delivery of any Awarded Shares and any credited and unpaid dividend equivalents with respect to such Awarded Shares to the Participant (and the Participant shall forfeit any rights to such Awarded Shares and any credited and unpaid dividend equivalents).

(2)	In the event that the Committee (or its designee), in its sole discretion, determines at any time that the Participant has breached (i) any provisions relating to non-competition, non-solicitation, confidential information or inventions or proprietary property in the Employment Agreement, any other applicable employment agreement or other agreement in effect between the Participant and the Company or an Affiliate or (ii) the provisions of Exhibit B during the Participant’s employment or the one year period following the Participant’s Separation from Service from the Company Group, then the Committee (or its designee), in its sole discretion, may direct the Company to (1) cancel any then unvested PSUs prior to the Determination Date (and the Participant shall forfeit any rights to such unvested and canceled PSUs) or (2) cancel the delivery of any Awarded Shares and any credited and unpaid dividend equivalents with respect to such Awarded Shares to the Participant (and the Participant shall forfeit any rights to such Awarded Shares and any credited and unpaid dividend equivalents).

(3)	In the event the Committee (or its designee), in its sole discretion, determines that the Participant has engaged in “Detrimental Conduct” (as defined below) or violated any of the Company Policies (as defined below) during the Participant’s employment, including if such determination is made following the Participant’s termination of employment; then the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any then unvested PSUs prior to the Determination Date (and the Participant shall forfeit any rights to such unvested and canceled PSUs) or (ii) cancel the delivery of any Awarded Shares and any credited and unpaid dividend equivalents with respect to such Awarded Shares to the Participant (and the Participant shall forfeit any rights to such Awarded Shares and any credited and unpaid dividend equivalents). “Detrimental Conduct” shall mean: (1) any conduct that would constitute “cause” under the Employment Agreement or similar agreement with the Company or its Affiliates, if any, or if the Participant’s employment has terminated and the Committee discovers thereafter that the Participant’s employment could have been terminated for “cause”; (2) the commission of a misdemeanor involving moral turpitude or a felony; (3) fraud, gross negligence, malfeasance or any act or failure to act that has caused or may reasonably be expected to cause material injury to the Company Group; or (4) a violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which the Company or one of its Affiliates is a member. “Company Policies” shall mean the Company policies (written or unwritten) in effect from time to time, including, without limitation, the Company’s “Regulatory Credit Classifications” (as defined in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on February 29, 2012 (the “Form 10-K”)), and as amended from time to time, and any credit risk policies in effect from time to time.

(4)	If during the two year period following the Final Performance Date a Clawback Trigger Event (as defined below) occurs, then the Committee (or its designee), in its sole discretion, may direct the Company, at anytime from the Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1), (C)(2) or (D) above, if applicable) until the second anniversary of the Final Performance Date, to require the Participant to repay the Company immediately upon written demand by the Company any amount that does not exceed (1) the total Fair Market Value of such Shares (as of the Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1), (C)(2) or (D) above, if applicable)) that have been previously paid to the Participant under this Agreement, plus (2) the value of any other payments previously paid to the Participant under this Agreement, including, without limitation, any cash payments in accordance with Section (B)(6) above or any dividend equivalents. A “Clawback Trigger Event” shall be deemed to have occurred in the event (i) of a restatement of the Company’s financial statements with respect to any fiscal year during the Performance Period; (ii) the Participant has engaged in Detrimental Conduct or violated any of the Company Policies during the Participant’s employment, as determined by the Committee (or its designee) in its sole discretion, including if such determination is made following the Participant’s termination of employment; (iii) the Company’s Classified Loans (as defined below) as a percentage of the Company’s total Finance Receivables (as defined below) exceeds [•]%; or (iv) (x) a consolidated, pre-tax GAAP loss occurs in fiscal year 2015 or 2016, (y) the Company incurs credit losses during such respective fiscal year 2015 or 2016 with regard to loan and lease transactions originated and booked during the Performance Period and (z) such credit losses for such respective fiscal year equal or exceed such consolidated, pre-tax GAAP loss for such respective fiscal year (a “Pre-Tax Loss”). Notwithstanding the foregoing, any Pre-Tax Loss shall be determined after excluding the impact of (A) adjustments to or impairment of goodwill or other intangible assets, (B) changes in accounting principles during the Performance Period, (C) FSA charges and prepayment charges related to the prepayment or early extinguishment of the Company’s debt, (D) restructuring or business re-characterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported by the Company, or (E) any other extraordinary or unusual items as determined by the Committee. “Classified Loans” shall mean loans rated as substandard, doubtful and loss as determined by the Company under the Regulatory Credit Classifications. “Finance Receivables” shall have such meaning as set forth in the Company’s Form 10-K, and as amended from time to time.

(5)	Notwithstanding anything contained in the Plan or this Award Agreement to the contrary, to the extent that the Company is required by law to include any additional recoupment, recovery or forfeiture provisions to outstanding Awards, then such additional provisions shall also apply to this Award Agreement as if they had been included as of the Date of Award and in the manner determined by the Committee in its sole discretion.

(6)	The remedies provided for in this Award Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair, restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between the Company and the Participant.

(M)	Miscellaneous.

(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

(3)	This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner intended to be in compliance therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. If any provision of the Plan or the Award Agreement would, in the sole discretion of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of additional taxes or a penalty tax under Section 409A, the Committee may modify the terms of the Plan or the Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee, in its sole discretion, may determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the PSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.

(4)	Delivery of the Shares underlying the PSUs or payment in cash (if permitted pursuant to Section (B)(6)) upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes and other statutory obligations (including, without limitation, the Participant’s FICA obligation). The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the PSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the PSUs.

(5)	The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award Agreement in the possession of the Participant.

(6)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Award Agreement.

(7)	Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the PSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the PSUs.

(8)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(10)	This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(11)	The Participant agrees that the Company may, to the extent permitted by applicable law and as provided for in Section 17(d) of the Plan, retain for itself securities or funds otherwise payable to the Participant pursuant to this Award Agreement to satisfy any obligation or debt that the Participant owes the Company or its affiliates; provided that the Company may not retain such funds or securities and set off such obligations or liabilities until such time as they would otherwise be distributable to the Participant, and to the extent that Section 409A is applicable, such offset shall not exceed the maximum offset then permitted under Section 409A.

(12)	The Participant acknowledges that if he or she moves to another country during the term of this Award Agreement, additional terms and conditions may apply and as provided for in Section 17(f) of the Plan and the Company reserves the right to impose other requirements to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award Agreement. The Participant agrees to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.

(13)	The Participant acknowledges that he or she has reviewed the Company Policies, understands the Company Policies and agrees to be subject to the Company Policies that are applicable to the Participant, including, without limitation, the Regulatory Credit Classifications and any credit risk policies in effect from time to time.

(14)	The Participant acknowledges that the Company currently remains subject to certain regulatory restrictions, including restrictions applicable to troubled insured depository institutions that prohibit the payment of any dividends, and may, under certain circumstances, prohibit the accelerated vesting and distribution of any unvested PSUs as a result of, or following, a Participant’s Separation from Service.

(15)	The Participant acknowledges that his or her participation in the Plan as a result of this Award Agreement is further good and valuable consideration for the Participant’s obligations under any non-competition, non-solicitation, confidentiality or similar agreement between the Participant and the Company.

(16)	Neither this Award Agreement or the Shares that may be awarded hereunder represent any right to the payment of earned wages, and the rights of the Participant with respect to any Shares remains fully contingent and subject to the vesting and other terms and conditions of this Award Agreement.

(N)	Acceptance of Award. By accepting this Award of Performance Share Units, the Participant is agreeing to all of the terms contained in this Award Agreement, including the terms and conditions with respect to the vesting of the PSUs attached hereto as Exhibit A and the non-solicitation provision attached hereto as Exhibit B. The Participant may accept this Award by indicating acceptance by e-mail or such other electronic means as the Company may designate in writing or by signing this Award Agreement if the Company does not require acceptance by email or such other electronic means. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Attention: Senior Vice President, Compensation and Benefits, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after the Date of Award. If the Participant declines the Award, it will be cancelled as of the Date of Award.

IN WITNESS WHEREOF, this Award Agreement (including any exhibits attached hereto) has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

Lisa D. Zonino
Executive Vice President
Human Resources

ACCEPTED AND AGREED:

Participant Name	Date

EXHIBIT A

Vesting Terms and Conditions of the Performance Share Units

This Exhibit A sets forth the manner in which the number of Awarded Shares will be determined, if any.

(A)	Definitions. All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein. In addition, the following terms used in this Exhibit A shall have the meanings set forth below:

(1)	“Aggregate Committed Lending Volume” means the aggregate dollar amount of funding the Company is committed to lend under the terms of an agreement, including amounts that may be drawn down or due to be contractually funded in the future.

(2)	“Average Net Finance Margin” means “Net Finance Revenue” as a percentage of “Average Earnings Assets” excluding FSA accretion associated with voluntary pre-payments of debt. For purposes of calculating Average Net Finance Margin: (i) “Net Finance Revenue” is a non-GAAP measurement and reflects “Net Interest Revenue” plus rental income on operating leases less depreciation on operating lease equipment, which is a direct cost of equipment ownership; (ii) “Average Earnings Assets” is a non-GAAP measurement and is computed using month end balances and is the average of Finance Receivables, operating lease equipment, and financing and leasing assets held for sale, less the credit balances of factoring clients; and (iii) “Net Interest Revenue” reflects interest and fees on loans and interest/dividends on investments less interest expense on deposits and long term borrowings.

(3)	“Multiple” shall be the number expressed in the Performance Measure Factor Grid. The highest Multiple shall be no greater than 2.

(4)	“Performance Measure Factor Grid” means the chart in Paragraph (C) below that provides the applicable Multiple based on the levels of the Performance Measures that have been achieved.

(5)	“Performance Measures” means the performance measurements of Aggregate Committed Lending Volume and Average Net Finance Margin used to determine the number of Awarded Shares in accordance with this Exhibit A.

(6)	“Performance Period” means the period from January 1, 2012 through December 31, 2014.

(B)	In General. The total number of Shares deliverable to the Participant shall be equal to (i) the Target Number of PSUs (or Pro-Rata Target Number of PSUs, if applicable) multiplied by the applicable Multiple based on the specified levels of Performance Measures that have been achieved during the Performance Period as provided in the Performance Measure Factor Grid; (ii) the Target Awarded Shares in accordance with Section (C)(1), (C)(2) or (D)(4) of the Agreement, if applicable or (iii) the Pro-Rata Awarded Shares in accordance with Section (D)(2), (D)(3) or (D)(5) of the Agreement, if applicable.

(C)	Performance Measure Factor Grid:

			Average Net Finance Margin
			<[•]%	[•]%	[•]%	[•]%	[•]%	[•]%
		% of Target	< 75.0%	75.0%	87.5%	100.0%	112.5%	125.0%
Aggregate Committed Lending Volume	< $[•]B	< 75%	.00x	.00x	.00x	.00x	.00x	.00x
	$[•]B	75.0%	.00x	.50x	.63x	.75x	1.00x	1.25x
	$[•]B	87.5%	.00x	.63x	.75x	.88x	1.13x	1.38x
	$[•]B	100.0%	.00x	.75x	.88x	1.00x	1.25x	1.50x
	$[•]B	112.5%	.00x	1.00x	1.13x	1.25x	1.50x	1.75x
	$[•]B	125.0%	.00x	1.25x	1.38x	1.50x	1.75x	2.00x

(1)	If the levels of Performance Measures attained falls between the amounts shown above, the applicable Multiple will be determined by interpolation between the respective amounts shown above.

(2)	Each of the Performance Measures is weighted 50% to determine the applicable Multiple in the Performance Measure Factor Grid.

(3)	Notwithstanding the foregoing, Awarded Shares shall not be awarded to the Participant if either the level of Average Net Finance Margin or Aggregate Committed Lending is less than 75% of each respective Performance Measurement’s Target Level.

(4)	The total number of Awarded Shares that may be awarded to the Participant shall range from 0% to 200% of the Target Number of PSUs (or Pro-Rata Target Number of PSUs, if applicable) based on the application of the Performance Measure Factor Grid.

(5)	The “Target Level” for the Average Net Finance Margin is [•]% and the “Target Level” for Aggregate Committed Lending Volume is $[•] billion.

(D)	Committee Determination. The Committee shall, in its sole discretion, determine the level of Performance Measures that have been satisfied during the Performance Period and the applicable Multiple to be used to determine the number of Awarded Shares, if any, based on the application of the Performance Measure Factor Grid.

EXHIBIT B

Non-Solicitation Provision

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

1.	Non-Solicitation of Customers and Clients. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit for any Competing Business any client of the Company Group or any specifically identified prospective client of the Company Group, or (ii) cause a client or any specifically identified prospective client of the Company Group to terminate or diminish its business with the Company Group. These restrictions shall apply only to clients of the Company Group or specifically identified prospective clients of the Company Group which the Participant solicited, with which the Participant maintained a business relationship for the Company Group, or about which the Participant obtained Confidential Information on behalf of the Company Group, in the last twenty-four (24) months of employment with the Company Group.

2.	Non-Solicitation of Employees. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit, recruit, induce or otherwise encourage any Company Group employees to end their employment with the Company Group or to engage in any Competing Business; or (ii) hire or retain as an independent consultant/contractor, on behalf of any Competing Business, any person who was employed with the Company Group within the preceding six months.

3.	Definitions.

(a)	“Competing Business” means any person or entity that competes with the Company Group in the sale, marketing, production, distribution, research or development of Competing Products in the same markets.

(b)	“Competing Products” means any product or service in existence or under development that competes with any product or service of the Company Group about which the Participant obtained Confidential Information or for which the Participant provided advisory services or had sales, origination, marketing, production, distribution, research or development responsibilities in the last twenty-four (24) months of employment with the Company Group.

(c)	“Confidential Information” means information in print, audio, visual, digital, electronically-stored or any other form, which the Company Group has acquired and keeps confidential or that is not otherwise known publicly or to the Company Group’s competitors, which includes but is not limited to the Company Group’s trade secrets, business or marketing plans and strategies, prices and rates, financial data, personnel records, client lists and contact information, client accounts, profit margins, analyses, research and developments, know how, methodologies, designs, inventions, innovations, processes, security and proprietary technology.